Personal & Confidential

August 3, 2012

Michael Mathews
31 Howell Road
Mountain Lakes, NJ 07046

Subject:     Letter of Understanding for Michael Mathews– Global Assignment Agreement

Dear Mike:

It is my pleasure, on behalf of KCI USA, Inc. ("KCI" or the "Company"), to present you with the following offer of employment for the position of Senior Vice President, International.  You will be reporting to Joe Woody, President and CEO and assignment date will be no later than August 15, 2012.

We appreciate your willingness to take on this challenge and will strive to make your assignment successful.

You will be considered a Global Assignee, on loan from your “home country” organization, KCI USA, Inc. (hereinafter referred to as “KCI US”), in San Antonio, Texas, to your “host country” organization, KCI UK Holdings Ltd., in the UK (hereinafter referred to as “KCI UK”).

This “letter of understanding” outlines the terms and conditions of this Global Assignment Agreement (hereinafter referred to as “Assignment Agreement”) and the following will apply:

Assignment Position Title:    Senior Vice President, International
Employment Status:        Regular Full-Time

Reporting to:	President, CEO, Joe Woody
Home Country Organization: KCI USA, Inc.
Host Country Organization:    KCI UK Holdings Ltd.

1.    START AND DURATION OF THE ASSIGMENT

Your Assignment will commence no later than August 15, 2012 subject to any appropriate residence and work permits being obtained and will end on December 31, 2015.

The term of your Assignment may not be extended without your and the Company’s mutual written consent. No trial or probationary period shall apply.

The terms and conditions as set forth in this Assignment Agreement are valid only for the duration specified herein and also subject to the rights of termination set forth herein.

2.    POSITION AND RESPONSIBILITIES DURING THE ASSIGNMENT

During your Assignment, you will perform the role of Senior Vice President, International along with such other duties as required by KCI‘s President and CEO.

3.    Practices during Assignment

3.1 Code of Conduct
While on assignment in the UK, the Company expects that you will obey its laws and regulations and respect lawful customs. Naturally, we also expect that you will continue to act in accordance with the Company’s Code of Conduct, the Company’s policies and procedures and your non-disclosure agreement.
3.2    Work Schedule

You will observe the work schedule in effect at your place of assignment. You may be required to work additional hours without extra remuneration as may be necessary for the proper performance of your duties and responsibilities.

3.3	Vacation/Home Leave

While you are on this assignment, you will continue to be covered by the KCI US “self-managed” vacation policy for managers at your level.

Vacation time spent in the US is referred to as “Home Leave”. KCI will reimburse your enroute travel costs for four (4) Home Leave trips per year. Airfare reimbursement will be based on coach class travel between the UK and the US and will include your family.

Meals, lodging, incidentals and other travel expenses incurred by you during the Home Leave are not reimbursable. All balance sheet components of your assignment compensation arrangement remain in effect during Home Leave and vacation.

4.    COMPENSATION AND BENEFITS

4.1	Salary

Your salary will be reviewed, along with your performance, per existing KCI US Salary Administration guidelines. Your gross annual base salary as of your start date will be $400,000.00.

For the duration of this Assignment, salary administration will be based on your Home country policies and practices. KCI agrees to pay under this Assignment any UK social security contributions payable with respect to your compensation.

4.2 Signing Bonus: As additional consideration for joining the Company, you will receive a one-time bonus of US $165,900 minus required withholdings. This bonus is payable 30 days following your start date with the Company. Should you voluntarily resign your position with KCI within one-year of your start date, you will be required to reimburse the Company the amount of your signing bonus.

4.3 Bonus Plan
You are eligible to participate in KCI’s Annual Incentive Bonus (AIB) program for the US, with an annual target bonus award opportunity equal to 70% of your base salary.

The AIB Plan is intended to be an incentive to eligible employees and is designed to pay a bonus when specific Company and individual performance results are achieved, as agreed upon by the senior management team, resulting in potential payouts above or below target.

This is a calendar year plan and participation and payouts in the AIB Plan will be prorated based on your start date.  Please note, only employees hired prior to October 1st of a fiscal year will be eligible to participate in the AIB plan on a prorated bonus.  Therefore, those hired on or after October 1st will only be eligible for the upcoming fiscal year plan.  Your participation in the AIB Plan will otherwise be subject to all the terms and conditions of the AIB Plan

4.4 Executive Equity Incentive Plan: Your position is eligible for participation in the Executive Equity Incentive Plan maintained by KCI’s indirect parent, Chiron Guernsey Holdings L.P. Inc.  The Compensation Committee of the Board of Directors has approved a grant of 565,831 Profits Interest Units in Chiron Guernsey Holdings L.P. Inc. This grant will be comprised as follows:  (1) 50% of the Profits Interest Units will be time vesting units, with 25% of the time vesting units to cliff vest on the first anniversary of grant and the remaining 75% to vest ratably on a quarterly basis over 36 months; and (2) 50% of the Profits Interest Units will be performance vesting units that vest in three tranches based upon achievement of a multiple of invested capital received by the parent company’s ultimate owners, subject in each case to the terms and conditions of the Executive Equity Incentive Plan and any applicable award documentation.  More information regarding the Executive Equity Incentive Plan and your award will be provided to you separately.

In addition, the Compensation Committee of the Board of Directors has approved an additional grant of 41,667 fully vested Profits Interest Units on your start date (the immediately Vested Equity). Note that if you voluntarily leave KCI on or before 24 months from your start date, the immediately Vested Equity will be forfeited. The Profits Interests Units will be issued under the terms of Chiron Guernsey Holdings L.P. Inc. and will be subject to the terms of equity awards consistent with the definitive plan documents of these plans. More information regarding the Executive Equity Plan and your award will be provided to you separately.

4.5	Benefit Plans and Coverage

As an employee on loan from your Home country, you will participate in your Home country insurance and savings plans where applicable, in accordance with the Treaty between the US and the UK on social security. In respect to health coverage, supplemental coverage is being reviewed to ensure that your KCI US Benefit Plan will provide adequate coverage while on Assignment.

4.6    Holiday
Your holiday schedule will correspond to your Host country plan.

5.    TAXES

KCI’s philosophy is to protect you against adverse tax situations arising from your assignment. The income and social taxes assessed against an employee on an international assignment can be significantly higher than those assessed against an employee working for KCI in his/her home country. The higher tax can be a result of higher rates and/or taxable assignment income beyond your base salary and bonus, including in part: relocation allowance, certain Company-paid relocation costs, Company-paid housing, etc. In addition, your taxable income may be subject to taxation in both the US and the UK.
KCI will seek to ensure that you pay approximately the same income tax while on assignment, (as if you were paid in the US) for the income paid by KCI, with the same base salary and AIB (performance based bonus) package, excluding all other incentives and assignment allowances.
Your estimated contribution towards the payment of your taxes for KCI income, called the ‘Hypothetical Tax Norm’ (HTN), will be deducted from your salary and your AIB during the tax year. This deduction works like payroll tax withholdings, but is not paid to a UK or US tax authority. Instead, KCI retains these amounts internally. The HTN deducted from your salary and AIB during the current US tax year will be an annualized amount of US$ (TBA).
KCI will true-up your estimated KCI income tax withholding through a tax equalization calculation that is made in connection with the preparation and filing of your actual annual income tax return(s) with the appropriate UK and US taxing authorities. The tax equalization will be based on a Stay-at-Home (SAH) tax calculation which takes into account your base salary and AIB from KCI and deductions for the year.
When the total of HTN made during the tax year is greater than the final SAH tax calculation, KCI will pay the excess to you. When the total of all HTN made during the tax year is less than the final SAH tax calculation, you must pay the difference to KCI.

KCI will be entitled to any tax refunds on the base salary and AIB from the US and UK tax authorities in which KCI has remitted employment taxes related to these compensation terms.
KCI will pay directly on your behalf all UK income taxes related to your assignment. However, any US taxes due with your final return each year will be factored into the tax equalization calculation. If you have satisfied your SAH tax liability and the taxes are deemed to be KCI’s liability to pay, they will be refunded to you on a net basis through payroll so that you can make the necessary payments to the IRS.
To this end, you are encouraged to contact Eileen Santos, of the Lighthouse Tax & Consulting for tax advice prior to starting your assignment, and assistance with your taxes during the assignment. We also encourage you to contact Gita Spiral (KCI’s Employment Tax Manager for EMEA) before beginning your assignment

Eileen will provide you with tax advice in connection with your assignment on a confidential basis, including:

•	Details as to how your tax situation will be handled, and

•	Preparation and filing of your UK and US tax returns during your assignment period (the fees for which will be paid by KCI).

Tax support will be provided through the end of your assignment. As returns are not prepared until after the close of the tax year, this includes the final tax returns and equalization true up in the year following the end of your assignment for the prior year.

In some instances, carryover items may affect subsequent years’ tax returns. In the event those carryover items will either benefit KCI based on payments they have made in earlier years, or the taxpayer is subjected to additional tax, additional tax support may be provided. This is reviewed on a case by case basis as the situation may arise

All other personal tax planning advice will be for your account unless specific authorization is provided by your immediate Supervisor, Joe Woody. In the employment contact is terminated by KCI, your entitlement to income tax support will end one month after the termination month.

You must cooperate with KCI to ensure the accurate and timely preparation of your actual tax returns. It is also your responsibility to act prudently in your financial considerations to avoid unnecessary tax problems for yourself or KCI. Any adverse income tax effects, such as penalties and interest, must be borne by you in case of deliberate refusal or deliberate failure to cooperate. Accordingly, as a condition to your receiving the benefits described above, you must consult with KCI on all matters involving employment taxes.

6.    ALLOWANCES ON ASSIGNMENT

6.1    UK Housing

KCI will pay you up to 10,000 BP net per month for appropriate expatriate housing in UK, which will include covered utility expenses and reasonable rented furnishings. Your property lease in UK will be executed by KCI and managed by AIReS on your behalf. Your AIReS relocation specialist will facilitate your UK housing agreement per KCI guidelines. Further, they will pay Agency “finder fees”.

6.2	Goods and Services Differential

In order to protect you against a potentially high cost of living in the Host Country, KCI will pay you a G&SD differential to maintain comparable purchasing power for goods and services in the Host Country. The GS&D differential has been calculated by AIReS based on Mercer’s Effective Purchasing Index between the Home and Host country

In your case, the G&SD differential amounts to an allowance of US $32.000 net per annum for the duration of this Assignment Agreement, which will be paid in monthly increments.

6.4 Work Permits

KCI will take care of and pay for any appropriate resident and work permits for you and your wife and any other necessary governmental agency approvals being obtained and sustained throughout the duration of this Assignment. AIReS will manage this process.

6.5    Home Country Residence

It is anticipated that your home sale closing costs will be covered under the standard relocation policy, per KCI relocation guidelines.

6.6	Shipment of Household Goods
KCI will pay for reasonable and customary costs associated with shipping and insuring your personal items and necessary household furnishings approved for shipment according to our relocation guidelines from the US to the UK. You must provide a list of all items that you plan to ship to your AIReS relocation specialist and KCI’s global relocation administrator, for KCI approval. If you find furnished housing in the UK, KCI will store all your personal goods until your assignment ends. At that time, they will be shipped back to the US to your new location as will the goods in storage at current. Further, KCI will assume responsibility for the storage fees in the US. Your AIReS relocation specialist will assist with your shipment of household goods per KCI guidelines.

6.7    Owned/Leased Automobile

KCI will not ship any automobile (or other vehicle) to or from a global assignment location. However, if you decide to sell your automobile in connection with your assignment, we will reimburse your loss of sale or early lease termination costs. Your loss of sale up to a maximum reimbursement of US$TBD is based on the excess of the retail value, as quoted by an official local source, over the actual sale price. For early lease cancellation, we will pay the lesser of US$TBD or the lease cancellation charges. Lease cancellation charges do not include the costs of any needed repairs. Your AIReS relocation specialist will assist with auto sale or lease cancellation per KCI guidelines.

6.8    Host Country Automobile

For the duration of this Assignment you shall be provided with a leased car (cost maximum British Pounds 1,100 gross per month, excluding fuel, excluding VAT, but including vehicle insurance), or alternatively, will receive a car allowance in the amount of British Pounds 1,100 gross per month.

6.9    Host Country Schooling

The Company recognizes the need to maintain the continuity of curriculum and the level of education that dependent children receive in the Home country.
Dependent educational assistance normally applies to accompanying dependents age five (or the age required by law for Home/Host country) through secondary school, and normally does not include nursery or other preschool education, nor post-secondary school courses of study.
For enrollment of dependent children in adequate elementary or secondary schools within normal commuting distance, dependent education assistance will cover the required tuition, transportation, books, uniforms and registration fees. No other fees or charges will be reimbursed. A local school will be deemed adequate if it provides the education necessary for re-entry into the next grade level in the designated home country.

6.10 Emergency Leave

Emergency leave to travel home may be granted in certain circumstances such as critical illness or death in the dependent or immediate family, or if appropriate medical treatment is not available in the Host country.
You will be required to notify your immediate manager if emergency travel is needed and you will be expected to take accrued vacation. In such cases, KCI will cover the round-trip airfare, economy class, most direct route. All other expenses incurred will be at your own cost.

7.    Business Travel Expenses

In addition to your assignment allowances, you will be reimbursed for all reasonable and proper business expenses incurred in the performance of your duties and responsibilities while on Assignment, including approved business travel within International (i.e.: travel to and from airports, travel to and from different countries, etc.), provided the expenses are properly documented, using I-Expense guidelines and approved by your direct manager in accordance with Corporate travel (i.e.: evidenced by submitting receipts).

8. Other Important Information

▪	Reassignment
Due to the changing needs of the Company over time, we may require your reassignment to other international locations where your skills and experience may be utilized. When reassigning you to another location, we will attempt to accommodate your personal goals and wishes. However, KCI can make no guarantee of the future location or timing of any reassignment. KCI will provide you with at least 90 days written notice of any such reassignment to another global location. In the event that you do not accept a proposed reassignment, the Company will, at its option, continue your then-current assignment, transfer you back to the US to an equivalent assignment reasonably acceptable to you, or provide appropriate termination and severance arrangements as provided for under this agreement, including the cost of your airfare and the shipping and insurance of your household goods back to the US. Similarly, in the event you do not accept a proposed extension of your assignment, the Company will at its option, transfer you back to the US to an equivalent assignment reasonably acceptable to you, or provide appropriate termination and severance arrangements as provided for under this agreement, including the cost of your airfare and the shipping and insurance of your household goods back to the US.

▪	Relocation Benefits

In light of ongoing business initiatives and the potential for your re-assignment to a different location, your manager’s written permission will be required to initiating relocation activities. If you manager approves such reassignment/relocation, KCI will pay for reasonable and customary costs associated with shipping and insuring your personal items and necessary household furnishings approved for shipment in accordance with company relocation guidelines. You will be required to provide a list of all items that you plan to ship to your AIReS relocation specialist and KCI’s global relocation administrator, for KCI approval. Your AIReS relocation specialist will assist with your shipment of household goods per company relocation guidelines.

▪	Repatriation
Six months prior to expiration of the assignment, Global HR will contact the assignee and home location HR Executive to assess the assignee’s suitability of returning to the Home Country. If the assignment’s expiration date changes, the assignee is responsible for contacting Global Human Resources with details.

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Return Travel Expenses: The Company will pay for the travel expenses related to moving an assignee and his or her family members to the home country at the end of the assignment. Mode of travel is based on the Host Country travel policy. Besides transportation, KCI will reimburse the assignee for the reasonable costs for the reasonable costs of meals and miscellaneous en-route expenses.

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Departure Services: The Company will pay for professional assistance in early lease termination, checkout procedures, and security deposit recovery for the assignee’s host country rental property, if required. The assignee may also receive assistance with utility disconnection and local deregistration as needed.

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Return shipment of goods and removal of goods from storage. The Company will pay all reasonable costs associated with the shipping and removal from storage of household goods. The same size container allowance applies as that in place at the beginning of the assignment; however the weight allowance may increase by up to 10% for each year on assignment up to a maximum of 120% of the original weight.

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Storage in Transit: Upon arrival at the home location, if the assignee’s shipment must be store prior to delivery, the Company will pay the actual cost of storing the goods for a period of up to 30 days.

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Temporary Living Expenses – Host Location: If housing in the host location must be vacated prior to the end of the assignment, the assignee and family will be reimbursed for actual, reasonable lodging and meal expenses in the host location for up to seven calendar days.

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Temporary Living Expenses – Home Location: The Company will pay for temporary lodging and car rental for the assignee and family members for up to thirty calendar days in the home country upon completion of assignment.

▪	Employment At-Will

While this agreement is in effect, your employment with the Company shall continue to be at-will and, as such, may be terminated by you or the company at any time, for any reason, and with or without advanced notice, subject to the Company’s severance obligations.

Severance and Termination
While this agreement is in effect, your employment with the Company shall continue to be at-will and, as such, may be terminated by you or the company at any time, for any reason, and with or without advanced notice, subject to the Company’s severance obligations. However, if you are involuntarily terminated by the company, then you are entitled to receive your annual base pay plus annual target bonus, payable within five business days of the date you execute and return a signed waiver and release agreement.
If your employment is terminated by the Company while you are on this assignment, the Company will assume all reasonable expenses incurred for insuring and the door-to-door shipping of those personal effects and necessary household furnishings approved for shipment back to the US. The Company will also reimburse the cost of en-route travel expenses for you and your family back to the US, in accordance with KCI Corporate Travel Policy. Temporary living expenses incurred by you are not reimbursable and there is no relocation allowance payable.
No relocation benefits (including shipping and travel expenses) will be paid to you if you terminate your employment for any reason while on assignment (other than as set forth above under “Reassignment”). In the event you terminate your employment with KCI during the first 12 months of your assignment (other than due to serious health problems); you agree to reimburse KCI for the cost of shipping and relocation expenses to take up the assignment in the UK.

As previously mentioned, your employment with the Company remains at all times “at-will”. The provisions of this letter should in no way be construed as conferring on you any right to continued employment with KCI or any of its affiliates for any period of time

9. General Terms and Conditions
Global Assignment Guide/Right to Amend

Conditions and circumstances not covered in this letter will be in accordance with established Company policy. The Company does, however, reserve the right to revise or amend the provisions outlined in this letter if your assignment in UK extends beyond three years or as other circumstances warrant.

This Assignment Agreement shall be subject to and construed in accordance with the laws of the State of Texas, USA applicable to contracts made and to be performed therein and the parties agree to submit to jurisdiction in such state. In the event any provision of this letter shall be deemed by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall attach to such provisions and shall not affect or render invalid or unenforceable any other provision of this letter provided the intent thereof can be effectuated through the remaining valid and enforceable provisions.

We recognize you retain the option, as does KCI, of ending your employment with KCI at any time, with or without note and with or without cause. As such, your employment with KCI is considered at-will and neither this letter, nor any other oral or written representations may be considered a contract for employment with KCI for any specific period of time

This agreement and the May 3, 2012 Offer Letter to you sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements and understandings between the parties as to the subject matter of this agreement. Without limitation, this agreement is not intended to supersede any other agreements that may be entered into during your employment covering non-competition, non-disclosure, non-solicitation, invention assignment or binding arbitration. This agreement may only be changed in writing and with the signatures of all parties.

If you have any questions, please contact me before you return a signed original of this letter.

Sincerely,

KCI USA, Inc.                        KCI Europe Holding B.V.

By: /s/ David Lillback              August 3, 2012
David Lillback                            Date

SVP Global Human Resources

Signed for Acceptance and Agreement:

/s/ Michael Mathews              August 3, 2012
Michael Mathews                     Date